Exhibit 19.1

Rigetti Computing, Inc.

Insider Trading Policy

Policy Principles

During the course of your relationship with Rigetti Computing, Inc. (the “Company”), you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies that the Company has business relationships with. Material nonpublic information may give you, or someone you pass that information on to, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This policy sets forth guidelines with respect to transactions in Company securities and in the securities of other applicable publicly traded companies, in each case by our employees and directors and designated consultants who are advised that they are subject to this policy and/or who may become aware of material non-public information (“designated consultants”) and the other persons or entities subject to this policy as described below.

Statement of Policy

It is the policy of the Company that an employee, director or designated consultant of the Company (or any other person or entity subject to this policy) who is aware of material nonpublic information relating to the Company may not, directly or indirectly:

1.	engage in any transactions in the Company’s securities, except as otherwise specified under the heading “Exceptions to this Policy” below;
2.	recommend the purchase or sale of any the Company’s securities;
3.

disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or

4.	assist anyone engaged in the above activities.

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information.  It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions.  All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

It is also important to note that the laws prohibiting insider trading are not limited to trading by the insider alone; advising others to trade on the basis of material nonpublic information is illegal and squarely prohibited by this policy. Liability in such cases can extend both to the “tippee”—the person to whom the insider disclosed material nonpublic information—and to the “tipper,” the insider himself or herself.  In such cases, you can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, it is the policy of the Company that no employee, director or designated consultant of the Company (or any other person or entity subject to this policy) may either (a) recommend to another person or entity that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

In addition, it is the policy of the Company that no person subject to this policy who, in the course of his or her relationship with the Company, learns of any confidential information that is material to another publicly traded company with which the Company does business, including a customer or supplier of the Company, may trade in that other company’s securities until the information becomes public or is no longer material to that other company.

There are no exceptions to this policy, except as specifically noted above or below.

Transactions Subject to this Policy

This policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers, gifts or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Persons Subject to this Policy

This policy applies to you and all other employees, directors and designated consultants of the Company and its subsidiaries. This policy also applies to members of your family who reside with you, any other persons with whom you share a household, any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control and any other individuals or entities whose transactions in securities you influence, direct or control (including, e.g., a venture or other investment fund, if you influence, direct or control transactions by the fund).  However, this policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities subject to approval by the Audit Committee of the Board of Directors of the Company. The foregoing persons who are deemed subject to this policy are referred to in this policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this policy.

Quarterly Trading Blackouts

Because the directors, officers, and designated employees and consultants of the Company who have been notified of their designation, who we refer to as our “Covered Persons”, are most likely to have regular access to material nonpublic information about the Company, we require them to do more than refrain from insider trading. To minimize even the appearance of insider trading among our Covered Persons, we have established “quarterly trading blackout periods” during which our Covered Persons and their Related Persons—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in the Company securities. That means that, except as described in this policy, Covered Persons and their Related Persons will be able to trade in the Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period.  Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in the Company securities if you are otherwise in possession of material nonpublic information.

For purposes of this policy, each “quarterly trading blackout period” will generally begin at the end of the day that is two weeks before the end of each fiscal quarter and end after two full trading days following the public disclosure of the financial results for that fiscal period. Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Financial Officer or General Counsel of the Company or an individual designated by the Chief Financial Officer or General Counsel (the “Compliance Coordinator”, as identified in the Company’s Section 16 Compliance Program), there exists undisclosed information that would make trades by Covered Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

From time to time, the Company may identify other persons who should be subject to quarterly trading blackout periods. The Chief Financial Officer or General Counsel may update and revise the list of persons who are designated as Covered Persons. Even when a quarterly trading blackout period is not in effect, an individual may be subject to other trading restrictions under this Policy.

A Covered Person who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Financial Officer or General Counsel. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Financial Officer or General Counsel concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

If the quarterly trading blackout period applies to you, the Company will notify you when each quarterly trading blackout period starts and ends so that you will know when you may and may not trade the Company’s securities. Individuals subject to quarterly trading blackout period are responsible for complying with the blackout period described in this Policy regardless of whether you receive notification from the Company about the period.

Event-Specific Trading Blackouts

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer or General Counsel may not trade in the Company’s securities.  In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person.  Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.  Exceptions will not be granted during an event-specific trading blackout.

The quarterly and event-driven trading blackouts do not apply to those transactions to which this policy does not apply, as described under the heading “Exceptions to this Policy” below.

Exceptions to this Policy

This policy does not apply in the case of the following transactions, except as specifically noted:

1.Option Exercises. This policy does not apply to the exercise of options granted under the Company’s equity compensation plans for cash or, where permitted under the option, by a net exercise transaction with the Company. This policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

2.Tax Withholding and Qualified Sale-to-Cover Transactions. This policy does not apply to the (i) surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans or (ii) mandatory nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units (“Qualified Sell-to-Cover Transactions”).  Of course, any market sale of the stock received upon exercise or vesting of any such equity awards apart from Qualified Sell-to-Cover Transactions remains subject to all provisions of this policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3.ESPP. This policy does not apply to the purchase of stock by employees under the Company’s Employee Stock Purchase Plan (“ESPP”) on periodic designated dates in accordance with the ESPP.  This policy does, however, apply to any sale of stock acquired pursuant to the ESPP.

4. 10b5-1 Automatic Trading Programs. Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as permitted by the Company, employees, directors and consultants may establish a trading plan under which a broker is instructed to buy and sell the Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of the Company securities pursuant to that Trading Plan are not subject to this policy. To be properly established, a Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when the Company was not in a trading blackout period, and they were not otherwise aware of any material nonpublic information relating to the Company.  Moreover, all Trading Plans must be reviewed and approved by the Company before being established to confirm that the Trading Plan complies with all pertinent company policies and applicable securities laws.

5. 401(k) Plan. This policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your the Company stock fund balance; and (d) an  election to  pre-pay a  plan loan if  the  pre-payment will result in  allocation of  loan proceeds to the Company stock fund.

Pre-Clearance and Advance Notice of Transactions

In addition to the requirements above, all employees, directors and designated consultants face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Chief Financial Officer, General Counsel or the Compliance Coordinator at least two business days in advance of the proposed transaction. The Chief Financial Officer, General Counsel or the Compliance Coordinator will then determine whether the transaction may proceed and, if so, will direct the Compliance Coordinator to help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two business days will require new pre-clearance. the Company may choose to shorten this period.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Chief Financial Officer, General Counsel or Compliance Coordinator. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator and any other individuals identified under the heading “Notification of Execution of Transaction” in the Company’s Section 16 Compliance Program so that the Company may assist in any Section 16 reporting obligations.

Short-Swing Trading, Control Stock and Section 16 Reports

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Prohibition of Trading During Pension Plan Blackouts

No director or executive officer of the Company may, directly or indirectly, purchase, sell or otherwise transfer any equity security of the Company (other than an exempt security) during any “blackout period’’ (as defined in Regulation BTR under the Exchange Act) if a director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer. This prohibition does not apply to any transactions that are specifically exempted, including but not limited to, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a Trading Plan; compensatory grants or awards of equity securities pursuant to a plan that, by its terms, permits executive officers and directors to receive automatic grants or awards and specifies the terms of the grants and awards; or acquisitions or dispositions of equity securities involving a bona fide gift or by will or the laws of descent or pursuant to a domestic relations order. The Company will notify each director and executive officer of any blackout periods in accordance with the provisions of Regulation BTR. Because Regulation BTR is very complex, no director or executive officer of the Company should engage in any transactions in the Company’s securities, even if believed to be exempt from Regulation BTR, without first consulting with the Chief Financial Officer or General Counsel.

Policy’s Duration

This policy continues to apply to your transactions in the Company’s securities and the securities of other applicable public companies as more specifically set forth in this policy, even after your relationship with the Company has ended. If you are aware of material nonpublic information when your relationship with the Company ends, you may not trade the Company’s securities or the securities of other applicable publicly traded companies until the material nonpublic information has been publicly disseminated or is no longer material.  Further, if you leave the Company during a trading blackout period, then you may not trade the Company’s securities or the securities of other applicable companies until the trading blackout period has ended.

Penalties

Anyone who engages in insider trading or otherwise violates this policy may be subject to both civil liability and criminal penalties. Violators also risk disciplinary action by the Company, including termination of employment. Anyone who has questions about this policy should contact their own attorney or the Company’s Chief Financial Officer or General Counsel. Please also see Frequently Asked Questions, which are attached as Exhibit A.

Amendments

The Company is committed to continuously reviewing and updating its policies and procedures. the Company therefore reserves the right to amend, alter or terminate this policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Chief Financial Officer, General Counsel or Compliance Coordinator.

Exhibit A

Policy Q&A

Policy Scope and Purpose

Q:	Why do we have an insider trading policy?
A:

During the course of your relationship with the Company, you may receive material information that is not yet publicly available (“material nonpublic information”) about the Company or other publicly traded companies with which the Company has business relationships. Material nonpublic information may give you, or someone to whom you pass that information, a leg up over others when deciding whether to buy, sell or otherwise transact in the Company’s securities or the securities of another publicly traded company. This Policy sets forth guidelines with respect to transactions in Company securities and in the securities of other applicable publicly-traded companies by persons subject to this Policy.

Q:	Who is subject to this Policy?
A:

This Policy applies to all of our employees, directors and designated consultants . This Policy also applies to members of your immediate family, persons with whom you share a household, persons who are your economic dependents, and, unless otherwise determined by the Company, any other individuals or entities whose transactions in securities you influence, direct, or control (including, e.g., a venture or other investment fund, if you influence, direct, or control transactions by the fund). However, this Policy does not apply to any entity that invests in securities in the ordinary course of its business (e.g., a venture or other investment fund) if (and only if) such entity has established its own insider trading controls and procedures in compliance with applicable securities laws with respect to trading in the Company’s securities, subject to approval by the Audit Committee of the Board of Directors of the Company.  The foregoing persons who are deemed subject to this Policy are referred to in this Policy as “Related Persons.” You are responsible for making sure that your Related Persons comply with this Policy.

In addition, if you are an officer or director of the Company, or an employee or designated consultant of the Company, as may be amended from time to time, you and your Related Persons are subject to the quarterly trading blackout periods described below.

Q:	Whose responsibility is it to comply with this Policy?
A:

All employees, directors and designated consultants and the other persons or entities subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities or the securities of other applicable public companies while aware of material nonpublic information. Each individual is responsible for making sure that he or she and his or her Related Persons comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of material nonpublic information rests with that individual, and any action on the part of the Company or any person or entity pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws.

Q:	What transactions are subject to this Policy?
A:

This Policy applies to all transactions in securities issued by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. Accordingly, for purposes of this policy, the terms “trade,” “trading,” and “transactions” include not only purchases and sales of the Company’s common stock in the public market but also any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options, warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities.

Insider Trading and Material Nonpublic Information

Q:	What is insider trading?
A:

Generally speaking, insider trading is the buying or selling of stocks, bonds, futures or other securities by someone who possesses or is otherwise aware of material nonpublic information about the securities or the issuer of the securities.  Insider trading also includes trading in derivatives (such as put or call options) where the price is linked to the underlying price of a company’s stock. It does not matter whether the decision to buy or sell was influenced by the material nonpublic information, how many shares you buy or sell, or whether it has an effect on the stock price. Bottom line: If you are aware of material nonpublic information about the Company or another publicly traded company that the Company has business relationships with and you trade in the Company’s or such other company’s securities, you have broken the law and violated our insider trading policy.

Q:	Why is insider trading illegal?
A:

If company insiders are able to use their confidential knowledge to their financial advantage, other investors would not have confidence in the fairness and integrity of the market. This ensures that there is an even playing field by requiring those who are aware of material nonpublic information to refrain from trading.

Q:	What is material information?
A:

It is not always easy to figure out whether you are aware of material nonpublic information. But there is one important factor to determine whether nonpublic information you know about a public company is material: whether the information could be expected to affect the market price of that company’s securities or to be considered important by investors who are considering trading that company’s securities. If the information makes you want to trade, it would probably have the same effect on others. Keep in mind that both positive and negative information can be material.

Q:	What are examples of material information?
A:

There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Depending on the specific details, the following items may be considered material nonpublic information until publicly disclosed within the meaning of this policy. There may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive guide:

•	financial results or forecasts;
•	acquisitions, dispositions or other strategic transactions;
•	new products, features or processes;
•	events regarding the Company’s securities (e.g., repurchase plans, stock splits, public or private securities or debt offerings, or changes in the Company’s dividend policies or amounts);
•	major contracts or contract cancellations;
•	gain or loss of a significant customer;
•	pricing changes;
•	significant product problems or security incidents; and
•	top management or control changes;
•	financial restatements or significant write-offs;
•	employee layoffs;
•	a disruption in the Company’s operations or breach or unauthorized access of its property or assets, including its facilities or information technology infrastructure;
•	proxy fights;

•	actual or threatened major litigation, U.S. Securities and Exchange Commission (“SEC”) or other investigations, or a major development in or the resolution of any such litigation or investigation;
•	impending bankruptcy;
•	communications with government agencies; and
•	notice of issuance of patents.
Q:	When is information considered public?
A:

The prohibition on trading when you have material nonpublic information lifts once that information becomes publicly disseminated. But for information to be considered publicly disseminated, it must be widely disseminated through a press release, a filing with the SEC or other widely disseminated announcement. Once information is publicly disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. Generally speaking, information will be considered publicly disseminated for purposes of this policy only after two full trading days have elapsed since the information was publicly disclosed. For example, if we announce material nonpublic information before trading begins on Wednesday, then information would be considered to be publicly disseminated by the time trading begins on Friday; if we announce material nonpublic information after trading ends on Wednesday, then information would be considered to be publicly disseminated by the time trading ends on Friday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific material nonpublic information. Any disclosure of nonpublic information, material or otherwise, must be done in accordance with the Company’s Corporate Disclosure Policy.

Q:	Who can be guilty of insider trading?
A:

Anyone who buys or sells a security while aware of material nonpublic information, or provides material nonpublic information that someone else uses to buy or sell a security, may be guilty of insider trading. This applies to all individuals, including officers, directors, and others who don’t even work at the Company. Regardless of who you are, if you know something material about the value of a security that not everyone knows and you trade (or convince someone else to trade) in that security, you may be found guilty of insider trading.

Q:	What if I am aware of material nonpublic information when I trade, but the reason I trade is because of something else, like to pay medical bills?
A:

The prohibition against insider trading is absolute. It applies even if the decision to trade is not based on such material nonpublic information.  It also applies to transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) and also to very small transactions.  All that matters is whether you are aware of any material nonpublic information relating to the Company at the time of the transaction.

Q:	Do the U.S. securities laws take into account mitigating circumstance, like avoiding a loss or planning a transaction before I had material nonpublic information?
A:

No. The U.S. federal securities laws do not recognize any mitigating circumstances to insider trading. In addition, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct. In some circumstances, you may need to forgo a planned transaction even if you planned it before becoming aware of the material nonpublic information. So, even if you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting to trade, you must wait.

Q:	What if I don’t buy or sell anything, but I tell someone else material nonpublic information and he or she buys or sells?
A:

That is called “tipping.” You are the “tipper” and the other person is called the “tippee.” If the tippee buys or sells based on that material nonpublic information, both you and the “tippee” could be found guilty of insider trading. In fact, if you tell family members who tell others and those people then trade on the information, those family members and the “tippee” might be found guilty of insider trading too. To prevent this, you may not discuss material nonpublic information about the company with anyone outside the Company, including spouses, family members, friends, or business associates (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company). This includes anonymous discussions on the internet about the Company or companies with which the Company does business.

You can be held liable for your own transactions, as well as the transactions by a tippee and even the transactions of a tippee’s tippee. For these and other reasons, no employee, director or consultant of the Company (or any other person or entity subject to this Policy) may either (a) recommend to another person that they buy, hold or sell the Company’s securities at any time or (b) disclose material nonpublic information to persons within the Company whose jobs do not require them to have that material nonpublic information, or outside of the Company to other persons (unless the disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company).

Q:	What if I don’t tell someone inside information itself; I just tell him or her whether to buy or sell?
A:

That is still tipping, and you can still be responsible for insider trading. You may never recommend to another person that they buy, hold or sell the Company’s common stock or any derivative security related to the Company’s common stock, since that could be a form of tipping.

Q:	Does this Policy or the insider trading laws apply to me if I work outside the U.S.?
A:

Yes. The same rules apply to U.S. and foreign employees and consultants. The SEC (the U.S. government agency in charge of investor protection) and the Financial Industry Regulatory Authority (a private regulator that oversees U.S. securities exchanges) routinely investigate trading in a company’s securities conducted by individuals and firms based abroad. In addition, as a director, employee or consultant of the Company, our policies apply to you no matter where you work.

Q:	Am I restricted from trading securities of any companies other than the Company, for example a customer or competitor of the Company?
A:

Possibly. U.S. insider trading laws generally restrict everyone aware of material nonpublic information about a company from trading in that company’s securities, regardless of whether the person is directly connected with that company, except in limited circumstances. Therefore, if you have material nonpublic information about another company, you should not trade in that company’s securities. You should be particularly conscious of this restriction if, through your position at the Company, you sometimes obtain sensitive, material information about other companies and their business dealings with the Company.

Q:	So when can I buy or sell my Company securities?
A:

If you are aware of material nonpublic information, you may not buy or sell common stock of the Company until two (2) full trading days have elapsed since the information was publicly disclosed. At that point, the information is considered publicly disseminated for purposes of this Policy. For example, if we announce material nonpublic information before trading begins on Wednesday, then you may execute a transaction in securities of the Company on Friday; if we announce material nonpublic information after trading ends on Wednesday, then you may execute a transaction in securities of the Company on Monday. As discussed further below, even if you are not aware of any material nonpublic information, you may not trade securities of the Company during any trading “blackout” period that applies to you. This Policy describes the quarterly trading blackout period, and additional event-driven trading blackout periods (which may apply to you even if the quarterly trading blackout periods do not) may be announced by email.

Blackout Periods

Q:	What is a quarterly trading blackout period?
A:

To minimize the appearance of insider trading by the Company’s officers and directors, and designated employees and designated consultants who have been notified of their designation, who we refer to as our “Covered Persons”, we have established “quarterly trading blackout periods” during which they—regardless of whether they are aware of material nonpublic information or not—may not conduct any trades in Company securities. That means that, except as described in this Policy, Covered Persons and their Related Persons will be able to trade in Company securities only during limited open trading window periods that generally will begin after two (2) full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of material nonpublic information.

Q:	What are the Company’s quarterly trading blackout periods?
A:

Each quarterly trading blackout period will generally begin at the end of the day that is two weeks before the end of each fiscal quarter and end after two (2) full trading days have elapsed since the public dissemination of the Company’s financial results for that quarter.

Q:	Can the Company’s quarterly trading blackout periods change?
A.

The quarterly trading blackout period may commence early or may be extended if, in the judgment of the Chief Financial Officer or General Counsel or an individual designated by the Chief Financial Officer or General Counsel (the “Compliance Coordinator”, as identified in the Company’s Section 16 Compliance Program), there exists undisclosed information that would make trades by Covered Persons or their Related Persons inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered material nonpublic information that should not be communicated to any other person.

Q:	Does the Company have blackout periods other than quarterly trading blackout periods?
A:

Yes. From time to time, an event may occur that is material to the Company and is known by only a few officers, directors and/or employees. So long as the event remains material and nonpublic, the persons designated by the Chief Financial Officer or General Counsel may not trade in the Company’s securities.  In that situation, the Company will notify the designated individuals that neither they nor their Related Persons may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered material nonpublic information and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of material nonpublic information.

Q:

If I am subject to a blackout period and I have an open order to buy or sell the Company securities on the date a blackout period commences, can I leave it to my broker to cancel the open order and avoid executing the trade?

A:

No, unless it is in connection with a 10b5-1 Trading Plan (as defined below).  If you have any open orders when a blackout period commences other than in connection with a 10b5-1 Trading Plan, it is your responsibility to cancel these orders with your broker. If you have an open order and it executes after a blackout period commences not in connection with a 10b5-1 Trading Plan, you will have violated this Policy and may also have violated insider trading laws.

Q:	Am I subject to trading blackout periods if I am no longer an employee, director or consultant of the Company?
A:

It depends. If your employment with the Company ends during a trading blackout period and you are a Covered Person, you will be subject to the remainder of that trading blackout period. If your employment with the Company ends on a day that the trading window is open, you will not be subject to the next trading blackout period. However, even if you are not subject to the trading blackout period after you leave the Company, you should not trade in Company securities if you are aware of material nonpublic information. That restriction stays with you as long as the information you possess is material and not publicly disseminated within the meaning of this Policy.

Q:	Are there any exceptions to this policy?
A:

A Covered Person who believes that special circumstances require him or her to trade during a quarterly trading blackout period should consult the Chief Financial Officer or General Counsel. Permission to trade during a quarterly trading blackout period will be granted only where the circumstances are extenuating, the Chief Financial Officer or General Counsel concludes that the person is not in fact aware of any material nonpublic information relating to the Company or its securities, and there appears to be no significant risk that the trade may subsequently be questioned.

Q:	Can I exercise options granted to me by the Company, or participate in a Company employee stock purchase plan, during a trading blackout period or when I possess material nonpublic information?
A:

Yes. You may purchase shares by exercising your options or participating in a Company employee stock purchase plan, but you may not sell the shares (even to pay the exercise price or any taxes due) during a trading blackout period or any time that you are aware of material nonpublic information.  To be clear, you may not effect a broker-assisted cashless exercise (because these cashless exercise transactions include a market sale) during a trading blackout period or any time that you are aware of material nonpublic information.

Q:	What tax withholding transactions are not restricted by this Policy?
A:

This policy does not apply to the (i) surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans or (ii) mandatory nondiscretionary sell-to-cover transactions to satisfy tax withholding obligations arising exclusively from the vesting of restricted stock or restricted stock units (“Qualified Sell-to-Cover Transactions”). Of course, any market sale of the stock received upon exercise or settlement of any such equity awards apart from Qualified Sell-to-Cover Transactions remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

Q:	What are the rules that apply to 10b5-1 Automatic Trading Programs?
A:

Under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person may establish a trading plan under which a broker is instructed to buy and sell Company securities based on pre-determined criteria (a “Trading Plan”). So long as a Trading Plan is properly established, purchases and sales of Company securities pursuant to that Trading Plan are not subject to this Policy. To be properly established, a person’s Trading Plan must be established in compliance with the requirements of Rule 10b5-1 of the Exchange Act and any applicable 10b5-1 trading plan guidelines of the Company at a time when they were unaware of any material nonpublic information relating to the Company and when you were not otherwise subject to a trading blackout period.  Moreover, all Trading Plans must be reviewed and approved by the Company in accordance with the Company’s Section 16 Compliance Program before being established to confirm that the Trading Plan complies with all pertinent Company policies and applicable securities laws.  See “Pre-Clearance of Transactions in Company Stock” below.

Q:	Can I gift stock while I possess material nonpublic information or during a trading blackout period?
A:

Because of the potential for the appearance of impropriety, as a general matter, gifts should only be made when you are not in possession of material nonpublic information and not subject to a trading blackout period.  For example, charities that receive gifted stock typically immediately sell the stock into the public market, potentially subjecting you to “tipper” liability if you were in possession of material nonpublic information at the time of the gift.

Q;	Are purchases of Company stock in a 401(k) plan allowed by this Policy?
A:

This Policy does not apply to purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of the balance of your Company stock fund; and (d) an  election to  pre-pay a  plan loan if  the  pre-payment will result in  allocation of  loan proceeds to the Company stock fund.

Margin Accounts, Pledging Shares, Hedging and Other Speculation in Company Stock

Q:	Can I purchase Company securities on margin or hold them in a margin account?
A:

No.  “Purchasing on margin” is the use of borrowed money from a brokerage firm to purchase Company securities. Holding the Company’s securities in a margin account includes holding the securities in an account in which the shares can be sold to pay a loan to the brokerage firm. You may not purchase Company common stock on margin or hold it in a margin account at any time.

Q:	Can I pledge my Company shares as collateral for a loan?
A:

No. Pledging your shares as collateral for a loan could cause the pledgee to transfer your shares during a trading blackout period or when you are otherwise aware of material nonpublic information. As a result, you may not pledge your shares as collateral for a loan.

Q:	What is problematic about margin accounts and pledged securities?
A:

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in the Company’s securities, all persons and entities that are subject to this Policy are prohibited from holding Company securities in a margin account or otherwise pledging Company’s securities as collateral for a loan.

Q:	Can I hedge my ownership position in the Company?
A:	No. Hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds are prohibited by this Policy.
Q:	Why are hedging transactions prohibited?
A:

Such transactions may permit a person subject to this Policy to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, all persons subject to this Policy are prohibited from engaging in any such transactions.

Q:	Am I allowed to trade derivative securities of Company common stock?
A:

No. You may not trade in derivative securities related to Company common stock, which include publicly traded call and put options. In addition, you may not engage in short selling of Company common stock at any time.

Q:	What are derivative securities?
A:

“Derivative securities” are securities other than common stock that are speculative in nature because they permit a person to leverage their investment using a relatively small amount of money. Examples of derivative securities include “put options” and “call options.” These are different from employee options and other equity awards granted under the Company’s equity compensation plans, which are not derivative securities for purposes of this Policy.

Q:	What is short selling?
A:

“Short selling” is profiting when you expect the price of the stock to decline, and includes transactions in which you borrow stock from a broker, sell it, and eventually buy it back on the market to return the borrowed shares to the broker. Profit is realized if the stock price decreases during the period of borrowing.

Q:	Why does the Company prohibit trading in derivative securities and short selling?
A:

Many companies with volatile stock prices have adopted similar policies because of the temptation it represents to try to benefit from a relatively low-cost method of trading on short-term swings in stock prices, without actually holding the underlying common stock, and encourages speculative trading. The Company is dedicated to building stockholder value; short selling the Company’s common stock conflicts with its values and would not be well-received by its stockholders.

Q:	What if I purchased publicly traded options or other derivative securities before I became subject to this Policy?
A:

The same rules apply as for employee stock options. You may exercise the publicly traded options at any time, but you may not sell the securities during a trading blackout period or at any time that you are aware of material nonpublic information.

Q:	What are the concerns about standing and limit orders?
A:

Standing and limit orders (except standing and limit orders under approved Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a person or entity subject to this Policy is in possession of material nonpublic information.

The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackouts” and “Event-Specific Trading Blackouts” provisions above.

Pre-Clearance of Transactions in Company Stock

Q:	Who is required to pre-clear and provide advance notice of transactions?
A:

In addition to the requirements above, all employees, directors and designated consultants and the other persons or entities subject to this Policy face a further restriction: Even during an open trading window, they may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Compliance Coordinator at least two (2) business days in advance of the proposed transaction. The Compliance Coordinator will determine whether the transaction may proceed and, if so, will help comply with any required reporting requirements under Section 16(a) of the Exchange Act. Pre-cleared transactions not completed within two (2) business days will require new pre-clearance. The Company may choose to shorten this period.

Q:	Are individuals subject to pre-clearance required to provide advance notice of stock option exercises?
A:

Yes.  Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding stock option to the Compliance Coordinator. Once any transaction takes place, the officer, director or applicable member of management must immediately notify the Compliance Coordinator so that the Company may assist in any Section 16 reporting obligations.

Q:	What additional requirements apply to individuals subject to Section 16?
A:

Officers and directors, who are subject to the reporting obligations under Section 16 of the Exchange Act, should take care to avoid short-swing transactions (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4, and 5), which are described in the Company’s Section 16 Compliance Program, and any notices of sale required by Rule 144.

Sanctions and Other Information

Q:	What happens if I violate this Policy?
A:

Violating the Company’s policies may result in disciplinary action, which may include termination of your employment or other relationship with the Company. (In addition, you may be subject to criminal and civil sanctions.)

Q:	What are the sanctions if I trade on material nonpublic information or tip off someone else?
A:

In addition to disciplinary action by the Company—which may include termination of employment—you may be liable for civil sanctions for trading on material nonpublic information. The sanctions may include return of any profit made or loss avoided as well as penalties of up to three times any profit made or any loss avoided. Persons found liable for tipping material nonpublic information, even if they did not trade themselves, may be liable for the amount of any profit gained or loss avoided by everyone in the chain of tippees as well as a penalty of up to three times that amount. In addition, anyone convicted of criminal insider trading could face prison and additional fines.

Q:	What is “loss avoided”?
A:

If you sell common stock or a related derivative security before negative news is publicly announced, and as a result of the announcement the stock price declines, you have avoided the loss caused by the negative news.

Q:	Who should I contact if I have questions about this Policy or specific trades?
A:	You should email the Compliance Coordinator at legal@rigetti.com.

Q:	Do changes to this Policy require approval by the Board?
A:	Yes. Changes to this Policy require approval by the Board or a duly appointed committee of the Board.

Approved by the Board of Directors: March 5, 2025

Effective: March 5, 2025